Exhibit 99.1

Workhorse Group Announces 1-for-20 Reverse Stock Split

CINCINNATI – June 13, 2024 – Workhorse Group Inc. (Nasdaq: WKHS) (“Workhorse” or “the Company”), an American technology company focused on pioneering the transition to zero-emission commercial vehicles, today announced that it will effect a 1-for-20 reverse stock split of its common stock, par value $0.001 per share. The common stock will continue to be traded on Nasdaq under the symbol “WKHS” and will begin trading on a reverse split-adjusted basis when the market opens on June 17, 2024.

At the Company’s 2024 Annual Meeting of Stockholders on May 14, 2024, the Company’s stockholders approved the proposal to authorize a reverse stock split of Workhorse’s common stock by a ratio of any whole number between 1-for-10 and 1-for-20, at any time prior to August 30, 2024, to be determined at the discretion of the Board of Directors.

The reverse stock split is intended to increase the market price of Workhorse’s common stock to regain compliance with the minimum bid price requirement for continued listing on Nasdaq, but there can be no assurance that the reverse split will have such effect. Workhorse has until September 16, 2024 to comply with this requirement and must see a closing bid price of its common stock of at least $1.00 per share for a minimum of ten consecutive trading days by this date.

As a result of the reverse stock split, every 20 shares of the Company’s common stock will automatically be combined into one share of common stock. The reverse stock split will affect all stockholders uniformly and will not alter any stockholder’s percentage ownership interest in the Company’s equity, except for immaterial adjustments that may result from the treatment of fractional shares as described below. No fractional shares will be issued in connection with the reverse stock split, and fractional shares resulting from the reverse split will be rounded up to the nearest whole share.

The reverse stock split will occur automatically on the effective date of June 17, 2024, without any additional action on the part of our stockholders. Empire Stock Transfer Inc. is acting as the exchange agent for the reverse stock split and will send stockholders a transaction statement indicating the number of shares of common stock that stockholders hold after the reverse stock split. Stockholders owning shares via a broker, bank, trust, or other nominee will have their positions automatically adjusted to reflect the reverse stock split, subject to such broker’s particular processes, and will not be required to take any action in connect with the reverse stock split.

About Workhorse Group Inc.

Workhorse is a technology company focused on providing electric vehicles to the last-mile delivery sector. As an American original equipment manufacturer, we design and build high performance, battery-electric trucks. Workhorse also develops cloud-based, real-time telematics performance monitoring systems that are fully integrated with our vehicles and enable fleet operators to optimize energy and route efficiency. All Workhorse vehicles are designed to make the movement of people and goods more efficient and less harmful to the environment. For additional information visit workhorse.com.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of federal securities laws with respect to the Company. Forward-looking statements are predictions, projections, and other statements about future events based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this communication, including but not limited to: our ability to cure any deficiencies in compliance with Nasdaq’s minimum bid price requirement or maintain compliance with other Nasdaq Listing Rules; the ability of the reverse split to allow us to regain compliance with Nasdaq’s minimum bid price requirement; our ability to obtain any additional relief necessary to regain compliance from Nasdaq or to meet applicable Nasdaq requirements for any such relief; and risks related to the substantial costs and diversion of personnel’s attention and resources due to these matters. While we are taking actions to address our non-compliance with Nasdaq’s minimum bid price requirement, there can be no assurance that we will regain compliance. Continued non-compliance or a delisting from Nasdaq would materially and adversely affect our ability to raise capital and our financial condition and business. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and, except as required by law, the Company assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise.

Media Contact:

Aaron Palash / Greg Klassen

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449

Investor Relations Contact:

Matt Glover and Tom Colton

Gateway Group

949-574-3860

WKHS@gateway-grp.com